UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

OPY ACQUISITION CORP. I

(Name of Registrant as Specified in its Charter)

Not applicable.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PROXY STATEMENT SUPPLEMENT

December 14, 2022

To the Stockholders of OPY Acquisition Corp. I:

This is a supplement (this “Supplement”) to the definitive proxy statement of OPY Acquisition Corp. I (the “Company”), dated December 1, 2022 (the “Proxy Statement”), that was sent to you in connection with the Company’s special meeting in lieu of the 2022 annual meeting of stockholders scheduled for 9:00 a.m., Eastern Time, on December 20, 2022, virtually, at https://www.cstproxy.com/opyacquisitioncorpi/2022 (the “special meeting”).

At the special meeting, the Company’s stockholders will be asked to consider and vote upon (i) a proposal to amend the Company’s amended and restated certificate of incorporation (the “Charter”) to extend the date by which the Company has to consummate an initial business combination (the “Charter Amendment Proposal”) from April 29, 2023 (the “Original Termination Date”) to October 30, 2023 (the “New Termination Date” and the proposal, the “Extension Proposal”); (ii) for the holders of Class B common stock only, a proposal to re-elect the five members of our board of directors, each to serve until the 2023 annual meeting or until their successors are elected and qualified (the “Director Proposal”); and (iii) a proposal to approve one or more adjournments of the special meeting if requested by the Chairman of the special meeting (the “Adjournment Proposal”).

Taxes

The Company has filed this Supplement with the Securities and Exchange Commission to advise stockholders that the Company will not use any trust proceeds, including interest income, to pay for any excise taxes that may come due in connection with the redemption of its securities.

Under the terms of the Investment Management Agreement, dated October 26, 2021, between the Company and Continental Stock Transfer & Trust Company, the Company is entitled to withdraw from the Trust Account interest to cover any tax obligation, including any franchise tax obligation, as a result of assets of the Company or interest or other income earned on the trust fund. The Company expects to continue to withdraw interest to cover any such obligation but will not use it for any excise tax obligation.

Investment of Trust Funds

The Company is also advising stockholders that it intends to keep the funds in the Trust Account invested as currently invested until the earlier of the completion of an initial business combination or the New Termination Date.

General Information

The Company would like to remind its stockholders that only holders of record of the Company’s common stock at the close of business on November 29, 2022, which is the record date for the special meeting, are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. As of the close of business on November 29, 2022, there were 15,812,500 shares of common stock issued and outstanding and entitled to vote. Each share is entitled to one vote per share at the special meeting with the exception that only the holders of shares of the Class B common stock may vote with respect to the Director Proposal.

All holders of public shares, regardless of whether they vote for or against the Charter Amendment Proposal or do not vote at all, may elect to convert their public shares into their pro rata portion of the trust account if the Charter Amendment Proposal is implemented. To exercise your redemption rights, you must demand in writing that your shares of Class A common stock are redeemed for a pro rata portion of the funds held in the trust account and tender your shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent, at least two business days prior to the vote at the special meeting (by December 16, 2022). In order to exercise your redemption right, you need to identify yourself as a beneficial holder and provide your legal name, phone number and address in your written demand. You may tender your shares by either delivering your share certificate to the transfer agent or by delivering your shares electronically using The Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) System. If you hold the shares in street name, you will need to instruct the account executive at your bank or broker to withdraw the shares from your account in order to exercise your redemption rights. This must be done by 5:00 p.m. on December 16, 2022.

Before you vote, you should read the Proxy Statement and other documents that the Company has filed with the Securities and Exchange Commission, together with this Supplement, for more complete information about the Company and the Charter Amendment Proposal. PLEASE NOTE THAT IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY AND DO NOT WANT TO CHANGE YOUR VOTE, YOU DO NOT NEED TO TAKE ANY ACTION. If you have questions about the Charter Amendment Proposal or if you need additional copies of the Proxy Statement or the proxy card you should contact:

Morrow Sodali LLC

333 Ludlow Street, 5th Floor, South Tower

Stamford, CT 06902

Individuals call toll-free (800) 662-5200

Banks and brokers call (203) 658-9400

Email: OHAA.info@investor.morrowsodali.com

By Order of the Board of Directors of OPY Acquisition Corp. I
/s/ Jonathan Siegel
Jonathan Siegel Chairman of the Board of Directors

You are not being asked to vote any proposed business combination at this time. If the Charter Extension is implemented and you do not elect to redeem your public shares, provided that you are a stockholder on the record date for the stockholder meeting to consider a proposed business combination, you will be entitled to vote on such proposed business combination when it is submitted to stockholders and will retain the right to redeem your public shares for cash in the event such proposed business combination is approved and completed or we have not consummated a proposed business combination by the Extended Date.

Neither the Securities and Exchange Commission nor any state securities commission has determined if the Proxy Statement, as supplemented by this Supplement, is accurate or complete. Any representation to the contrary is a criminal offense.

Your vote is important. If you have not voted or wish to change your vote, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record, you may also cast your vote in person virtually at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank how to vote your shares, or you may cast your vote in person at the special meeting by obtaining a proxy from your brokerage firm or bank. Your failure to vote or instruct your broker or bank how to vote will have the same effect as voting against the Extension Amendment Proposal.

This Supplement is dated December 14, 2022.